Exhibit 10.6
October 1, 2009
Amy Olli
Dear Amy,
At CA, Inc. (the “Company”), we recognize that our most valuable assets are our employees and that our employees are essential to our past and future success. I am writing you this letter to assure you that you are a highly valued executive and that we look forward to your continued contributions to the Company. To motivate you to continue your high level of commitment to the Company, you have been selected to be eligible to receive a special retention bonus in accordance with the terms of this letter. Your special retention bonus will be in addition to (and will not be in lieu of) any annual bonus or other incentive compensation amounts you may otherwise be entitled to receive from the Company.
Special Retention Bonus
The amount of your potential special retention bonus is $500,000 (the “Retention Amount”). Subject to the conditions below, the Company will pay you your special retention bonus in cash within 30 days following April 1, 2011.
Conditions to Special Retention Bonus:
a.	If your employment with the Company terminates before April 1, 2011 for any reason (other than if the Company terminates you without “Cause” or by providing you a “Notice of Non-Extension” (each as defined in your employment agreement with the Company) or if you quit for “Good Reason” (as defined in your employment agreement with the Company)), then you will not be entitled to any unpaid portion of the Retention Amount (and the unpaid portion of the Retention Amount will terminate and be forfeited).

b.	If your employment with the Company terminates before April 1, 2011 because the Company terminates you without Cause or by providing you a Notice of Non-Extension or you quit for Good Reason, then, subject to your execution, delivery and non-revocation, within fifty-five (55) days following the date of termination, of a valid and effective Separation & Non-Competition Agreement and General Claims Release (“Release Agreement”) in a form acceptable to the Company, any unpaid portion of the Retention Amount will be paid to you in a lump sum within 15 business days of your return and non revocation of the Release Agreement.

Confidentiality
This letter and the amount of your special retention bonus are confidential and should not be discussed with anyone (including co-workers and the Company’s advisors) other than the signer of this letter, members of your family and your financial and legal advisors who will also be under an obligation to keep the terms of this letter confidential. While some employees may have been told that they will be eligible for a special retention bonus, many other employees will not. Out of consideration for them and to ensure the integrity of this retention program, you are asked to maintain the confidentiality of this letter. We are relying on your sensitivity and professionalism in observing this request.
Other Terms
All payments under this letter will be less any taxes required to be withheld under applicable federal, state or local law. The special retention bonus will not be taken into account in computing the amount of salary or compensation to determine any bonus, retirement, or other benefit under any Company benefit plan or arrangement.
You will not have any right to transfer, assign, pledge, alienate or create a lien upon the special retention bonus. The special retention bonus is unfunded and unsecured and payable out of the general funds of the Company. Nothing in this letter is intended to suggest any guaranteed period of continued employment and your employment will at all times continue to be terminable by you or the Company. This letter will be binding on any successor to the Company. Your obligation to maintain the confidentiality of this letter and the special retention bonus will continue after your employment with the Company terminates for any reason.
This letter will be governed by, and construed in accordance with, the laws of the state of New York. The payments under this letter are intended to be “short-term deferrals” that do not constitute “deferred compensation” subject to Section 409A of the Internal Revenue Code (“Section 409A”). The parties agree to interpret and administer this letter in a manner intended to comply with Section 409A. If and to the extent that any payment under this letter is determined by the Company to constitute “non-qualified deferred compensation” subject to Section 409A (because a payment is not a “short-term deferral” and not an involuntary severance payment under Treas. Reg. §1.409A-1(b)(9)(iii)) and that is payable to you by reason of your termination of employment, then (1) such payment or benefit shall be made or provided to you only upon a “separation from service” as defined for purposes of Section 409A under applicable regulations and (2) if you are a “specified employee” (within the meaning of Section 409A and as determined by the Company), such payment will not be made or provided before the date that is six months after the date of your separation from service (or your earlier death, disability or a change in ownership or effective control, each within the meaning of Section 409A).

We thank you for the service you have rendered in the past and look forward to your continued contribution to the success of the Company. Please acknowledge your acceptance of the terms of this letter and return it to me as soon as possible but no later than October 9, 2009.

Sincerely,

CA, Inc.

/s/ Andrew Goodman

Title: EVP, Global Human Resources

Acknowledged and agreed:

/s/ Amy Fliegelman Olli

Name: Amy Fliegelman Olli
Date: October 1, 2009

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